EXHIBIT 15





June 12, 1998


Ross Stores, Inc.
Newark, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial statements of Ross Stores, Inc. for the three-month periods ended May 2, 1998 and May 3, 1997, as indicated in our independent accountants' report dated May 22, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 2, 1998 is incorporated by reference in Registration Statements Nos. 33-61373, 33-51916, 33-51896,
33-51898, 33-41415, 33-41413, 33-29600 and 333-06119 of Ross
Stores, Inc. on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

Deloitte & Touche LLP
San Francisco, CA